SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

                        [Amendment No..............]


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 / /  Soliciting Material Pursuant to Section 240.14a-11(c)
      or Section 240.14a-12

 .............................McDonald's Corporation........................
                (Name of Registrant as Specified in Its Charter)

 ................................Gloria Santona.............................
                   (Name of Person(s) Filing Proxy Statement)


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                    --------------------------------


 McDonald's Corporation

 PROXY Statement and NOTICE of 1994 Annual Meeting of Shareholders


 FRONT COVER:
 Graphic depiction of Golden Arches and places where you can purchase or eat McDonald's products, i.e., cars, planes, boats, malls, hospitals, etc.

 INSIDE FRONT COVER:
 You travel every day, and McDonald's has traveled every day since we opened our first restaurant in suburban America. Today there are dozens of different kinds of McDonald's, each designed to fit into your busy day no matter where you're heading. Why not start with an Egg McMuffin at a tollway oasis, or during a rest stop while commuting through Germany on the autobahn? Enjoy a tasty Big Mac after classes at Western Michigan University. Have a Happy Meal after touring the Children's Museum in Boston. While visiting a patient, visit the McDonald's in Dallas' Parkland Memorial Hospital. Don't forget to bring home a Chunky Chicken Salad. How about a lowfat shake break at the shopping mall? Hamburgers are great on the go, whether flying out from the John Wayne International Airport or arriving in Paris. Late night at work? Your office building offers quick service and a great meal. Dine in style aboard the MS Silja Europa. And remember - no matter where you'll be tomorrow, McDonald's always can be part of your day.


 HIGHLIGHTS
 ----------------------------------------------------------------------
 THESE HIGHLIGHTS ARE A SUMMARY. PLEASE READ THIS PROXY STATEMENT COMPLETELY FOR ALL OF THE INFORMATION WHICH YOU NEED TO VOTE YOUR PROXY.

 YOUR VOTE IS IMPORTANT. To ensure that your shares will be represented at the Annual Meeting, please complete, sign, date and mail your proxy card to the independent inspectors of election, First Chicago Trust Company of New York, in the enclosed postage-paid envelope. If your shares are held in the name of a broker, bank or other holder of record, you may attend the Annual Meeting, but may not vote at the meeting unless you have first obtained a proxy, executed in your favor, from the holder of record.

 IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE ALLOW EXTRA TRAVEL TIME DUE TO CONSTRUCTION IN THE AREA.

 - McDonald's Corporation's 1994 Annual Meeting of Shareholders will be held at 10:00 a.m. on Friday, May 27, 1994, in Oak Brook, Illinois. Full details are on page 2.

 - Shareholders will be asked to elect six Directors to serve until the 1997 Annual Meeting of Shareholders. The Board of Directors has nominated: James R. Cantalupo, Donald R. Keough, Michael R. Quinlan, Paul D. Schrage, Ballard F. Smith and B. Blair Vedder, Jr. The Board recommends your vote "FOR" all nominees. Information about the nominees is on pages 3 through 8.

 - This Proxy Statement includes information about the pay of McDonald's top management, as well as a report on executive compensation prepared by the Board's Compensation Committee. To read about how McDonald's executives are compensated, refer to pages 9 through 11 and 13 through 15.

 - The Company's cumulative total return to common shareholders for five- and ten-year periods are compared with returns for the Standard & Poor's 500 Stock Index & Dow Jones Industrial Average companies on pages 10 and 12.

 - Certain shareholders have proposed that the Company endorse the CERES Principles concerning environmental practices and reporting. McDonald's has been recognized as an environmental leader and has developed a set of environmental principles specifically tailored to our operations. We believe that the CERES Principles are not appropriate for our business and their adoption could possibly impede our successful environmental efforts. This proposal and reasons why the Board recommends you vote "AGAINST" it are on pages 17 and 18.

 -  The Company's confidential voting policy is described on page 20.


 CHAIRMAN'S MESSAGE TO SHAREHOLDERS
 ----------------------------------------------------------------------------

 DEAR FELLOW SHAREHOLDERS:

 It is our pleasure to invite you to McDonald's 1994 Annual Meeting. During the meeting, we will report on McDonald's past year and our prospects for the future. Also, you will be asked to elect six Directors to serve until the 1997 Annual Meeting of Shareholders and to vote on a shareholder proposal to endorse the CERES Principles. As described later in this Proxy Statement, the Board of Directors recommends you vote "FOR" the election of the nominated Directors and "AGAINST" endorsement of the CERES Principles.
   Your vote is important. I urge you to consider the issues and to complete, sign, date and return the enclosed proxy card as promptly as possible.

 Cordially,


 /s/ Michael R. Quinlan
 ------------------------
 Michael R. Quinlan
 Chairman and Chief Executive Officer,
 Shareholder


 ANNUAL MEETING NOTICE AND AGENDA
 ----------------------------------------------------------------------------

 TO THE SHAREHOLDERS OF MCDONALD'S CORPORATION:

 The 1994 McDonald's Corporation Annual Meeting of Shareholders will be held on Friday, May 27, 1994, at 10:00 a.m. (Central Time), in the Prairie Room at The Lodge at McDonald's Office Campus, corner of Kroc Drive and Ronald Lane, Oak Brook, Illinois. The meeting will consider the following items of business:
   1.  The election of six Directors to serve until the 1997 Annual
 Meeting of Shareholders or until their successors are elected and qualified, and
   2. If presented at the meeting, a shareholder proposal regarding endorsement of the CERES Principles concerning environmental practices and reporting.
   The Annual Meeting will also act upon such other business as may properly come before the meeting or any adjournment thereof.

 By order of the Board of Directors,


 /s/ Shelby Yastrow
 ------------------------
 Shelby Yastrow
 Secretary,
 Shareholder

 April 14, 1994


 BOARD OF DIRECTORS
 ----------------------------------------------------------------------------

 The Board of Directors oversees the performance of the Company and its executives and monitors corporate policies and objectives. Through discussions with the Chief Executive Officer and other officers, by reviewing reports and analyses, and by participating in Board and committee meetings, Directors keep informed about the Company's business. In 1993, the Board met seven times. During 1993, all the Directors attended all the meetings of the Board of Directors and of the committees of which they were members except that one Director was absent from one Board meeting.

 COMMITTEES OF THE BOARD
 - The Audit Committee recommends to the Board the firm to be employed as the Company's independent auditors; consults with the auditors regarding the audit; consults with the auditors and management regarding the adequacy of financial and accounting procedures and controls; reviews the Company's financial statements; and considers other matters which it deems appropriate.

 - The Compensation Committee reviews and approves officers' compensation and recommends to the Board the fees of non-employee Directors. The Committee also administers the 1975 Option Plan, the 1992 Incentive Plan and the Deferred Incentive Plan. The Committee's report on executive compensation can be found on pages 9 through 11.

 - The Executive Committee may exercise powers and authority which are granted to it under the Company's By-Laws.

 - The Nominating Committee is responsible for identifying and screening candidates to fill vacancies on the Board and also makes recommendations regarding the composition and size of the Board. Shareholders wishing to nominate Director candidates for consideration may do so by writing the Secretary at McDonald's Plaza, Oak Brook, Illinois 60521 and providing the candidate's name, biographical data and qualifications.

 -------------------------------------------------------------------------
                                                                Number of
  Committee      Member                                  meetings in 1993
 -------------------------------------------------------------------------

  Audit          Gordon C. Gray                                  5
                 Robert N. Thurston
                 B. Blair Vedder, Jr.
                 Donald G. Lubin, non-voting secretary
 ------------------------------------------------------------------------
  Compensation   Terry Savage                                    5
                 Ballard F. Smith
                 Robert N. Thurston
 ------------------------------------------------------------------------
  Executive      Donald G. Lubin                                 0
                 Michael R. Quinlan
                 Fred L. Turner
 ------------------------------------------------------------------------
  Nominating     Hall Adams, Jr.                                 1
                 Donald G. Lubin
                 Andrew J. McKenna
                 Roger W. Stone
 ------------------------------------------------------------------------

 COMPENSATION OF THE BOARD
 In 1993, each non-employee Director earned a quarterly fee of $7,000 plus a fee of $2,000 for each Board meeting and $1,000 for each committee meeting attended. At the election of the recipient, all or any part of these fees may be deferred under the Directors' Deferred Compensation Plan. The Plan also provides for a bonus equal to 50% of the then-current annual fee multiplied by the number of years served as a non-employee Director (up to ten years of service) payable upon retirement or in the event of death while serving on the Board. Directors who are Company employees are not paid for their services as Directors and are not eligible to participate in the Plan.
   The Plan, which is unfunded, provides a vehicle for non-employee Directors to align their interests with those of shareholders since participating Directors' accounts are credited with contributions, dividends, and gains and losses as if their accounts had been invested in shares of Common Stock. Currently 8 of the 10 eligible Directors defer their compensation under the Plan.

 DIVERSITY
 Presently, 20 minority men and women are officers, and one female and one minority male serve on the Board. Also, more than 70% of Company-operated restaurant management and over 50% of middle management are female and minority.

              Photos of Directors and Nominated Directors:

      [Photo]   [Photo]     [Photo]      [Photo]

      Adams     Beavers     Cantalupo    Gray


                          [Photo]      [Photo]   [Photo]   [Photo]

                          Greenberg    Keough    Lubin     McKenna


 BIOGRAPHICAL INFORMATION
 Biographical information regarding each Director nominated for election and each Director whose term of office will continue after the Annual Meeting is set forth on this page and the next.

 HALL ADAMS, JR. Business consultant. Formerly, Chief Executive Officer of Leo Burnett Company, Inc. Director of The Dun & Bradstreet Corporation and Sears, Roebuck & Co. Class of 1996. Age: 60. Director since 1993.

 ROBERT M. BEAVERS, JR.  Senior Vice President. Director of NICOR
 Corporation. Class of 1996. Age: 50. Director since 1984.

 JAMES R. CANTALUPO.  Nominee. President and Chief Executive
 Officer-International since 1991. Previously, President and Chief Operating Officer-International. Class of 1994. Age: 50. Director since 1987.

 GORDON C. GRAY. Chairman of Rio Algom Limited, a Canadian mining company and metals distributor, since 1993. Previously, Chairman of Royal LePage Limited. Director of CGC, Inc., Markborough Properties Ltd., Omers Realty Corporation, Rogers Communications, Inc., Royal LePage Limited, Stone Consolidated Corporation, and The Toronto-Dominion Bank. Class of 1996.
 Age: 66. Director since 1982.

 JACK M. GREENBERG. Vice Chairman and Chief Financial Officer since 1992. Previously, Senior Executive Vice President and Chief Financial Officer, and prior to 1990, Executive Vice President and Chief Financial Officer. Director of Arthur J. Gallagher & Company and Harcourt General, Inc. Class of 1995. Age: 51. Director since 1982.

 DONALD R. KEOUGH. Nominee. Chairman of Allen & Company, Inc., investment bankers, and advisor to the Board of Directors of The Coca-Cola Company since 1993. Previously, President, Chief Operating Officer and a Director of The Coca-Cola Company. Director of H.J. Heinz Company, The Home Depot, Inc., National Services Industries, Inc., and The Washington Post Company. Class of 1994. Age: 67. Director since 1993.

 DONALD G. LUBIN. Partner, and since 1991 Chairman, of the law firm of Sonnenschein Nath & Rosenthal, which provides legal services to the Company on a regular basis. Class of 1995. Age: 60. Director since 1967.

 ANDREW J. MCKENNA. Chairman, President and Chief Executive Officer of Schwarz Paper Company, a printer, converter and distributor of packaging and promotional materials. Director of Aon Corporation, Dean Foods Company, First Chicago Corporation, The First National Bank of Chicago, Skyline Corporation, and Tribune Company. Class of 1995. Age: 64. Director since 1991.

              Photos of Directors and Nominated Directors:

      [Photo]    [Photo]   [Photo]   [Photo]

      Quinlan    Rensi     Savage    Schrage


                     [Photo]   [Photo]    [Photo]    [Photo]    [Photo]

                     Smith     Stone      Thurston   Turner     Vedder

 MICHAEL R. QUINLAN. Nominee. Chairman and Chief Executive Officer since 1990. Previously, President and Chief Executive Officer. Director of The Dun & Bradstreet Corporation and The May Department Stores Company. Class of 1994. Age: 49. Director since 1979.

 EDWARD H. RENSI. President and Chief Executive Officer-U.S.A. since 1991. Previously, Chief Operations Officer and President and Chief Operating Officer-U.S.A. Director of Snap-On Tools Corporation. Class of 1995.
 Age: 49. Director since 1982.

 TERRY SAVAGE. Financial journalist, author, and President of Terry Savage Productions, Ltd., which provides speeches, programs and videos on personal finance for corporate and association meetings. Prior to 1991, commentator for CBS Inc. (WBBM-TV) in Chicago. Director of Carter Hawley Hale, Inc. Class of 1996. Age: 49. Director since 1990.

 PAUL D. SCHRAGE. Nominee. Senior Executive Vice President, Chief Marketing Officer. Director of Safety-Kleen Corporation. Class of 1994.
 Age: 58. Director since 1988.

 BALLARD F. SMITH. Nominee. President and Chief Executive Officer of Sun Mountain Broadcasting, a company operating radio stations. Also, Chairman of Premier Food Services, Inc., a foodservice company. Class of 1994.
 Age: 47. Director since 1983.

 ROGER W. STONE. Chairman, President and Chief Executive Officer of Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products. Director of First Chicago Corporation, The First National Bank of Chicago, Morton International, Option Care, Inc., and Stone Container Corporation. Class of 1995.
 Age: 58. Director since 1989.

 ROBERT N. THURSTON.  Business consultant. Director of Jiffy Lube
 International, Inc. Class of 1995. Age: 61. Director since 1974.

 FRED L. TURNER. Senior Chairman since 1990. Previously, Chairman. Director of Aon Corporation, Baxter International Inc., and W.W. Grainger, Inc. Class of 1996. Age: 61. Director since 1968.

 B. BLAIR VEDDER, JR.  Nominee. Business consultant.  Class of 1994.
 Age: 69. Director since 1988.


 SECURITY OWNERSHIP INFORMATION
 ----------------------------------------------------------------------------

 SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
 Management believes that the Company's Directors and Executive Officers will more effectively represent McDonald's shareholders, whose interests they are charged with protecting, if they are shareholders themselves. By encouraging our executives to have a significant stock ownership in the Company, we believe that we will focus their attention on managing McDonald's as owners of the business and that this will lead to enhancing value for all shareholders. Our Executive Officer group owned (directly and through employee benefit plans) approximately 1.5 million shares of Common Stock on February 1, 1994. Each executive has a significant amount of his net worth at risk as a shareholder.

   Directors and Executive Officers have sole voting and investment power over shares held directly, except for 227,137 shares held in joint accounts, over which they have shared voting and investment power. They also have sole voting and dispositive power over the shares credited or allocated to their accounts under the various benefit plans. No Director or Executive Officer owns more than 1.0% of any class of stock.
   Pursuant to plan provisions, employee participants in the Profit Sharing Program and related equalization plans may direct the voting of unallocated and unvoted plan shares. All such shares over which Directors and Executive Officers have voting power are shown below as beneficially owned, except for unvoted shares, which are not shown because the number cannot be determined at this time.
   The following table details the stock ownership of the named individuals and group as of February 1, 1994.

 STOCK OWNERSHIP TABLE
 ---------------------------------------------------------------------------------------------
                                                        Total
                                                common shares
                               Beneficial        beneficially         Beneficial ownership
                             ownership of           owned and          of Preferred Stock*
                             Common Stock        common share    -----------------------------
 Beneficial owner             (a,b,c,d,e)     equivalents (f)     Series B(g)     Series C(g)
 ---------------------------------------------------------------------------------------------
 Hall Adams, Jr.                     700               700              0               0
 Robert M. Beavers, Jr.          174,247           176,444          3,697           4,589
 James R. Cantalupo              288,269           288,269          1,748           1,836
 Gordon C. Gray                    2,060             2,060              0               0
 Jack M. Greenberg               141,757           141,757          1,862           1,997
 Donald R. Keough                  1,500             1,658              0               0
 Donald G. Lubin                  14,249            15,734              0               0
 Andrew J. McKenna                 2,000             4,786              0               0
 Michael R. Quinlan              605,838           605,838         11,791          16,019
 Edward H. Rensi                 208,736           208,736          1,733           1,815
 Terry Savage                        500             3,692              0               0
 Paul D. Schrage                 208,421           208,421          2,967           3,715
 Ballard F. Smith                 13,524            19,296              0               0
 Roger W. Stone                    2,000             7,072              0               0
 Robert N. Thurston               23,960            28,835              0               0
 Fred L. Turner                  626,064           626,117          3,852           5,002
 B. Blair Vedder, Jr.              2,406             9,106              0               0
 Directors and Executive
 Officers as a group
 (the "Group")(21 persons)     2,762,122         2,794,412         34,551          42,187
 ---------------------------------------------------------------------------------------------

 *Ms. Savage is also the beneficial owner of 500 depositary shares of Preferred Stock, Series E, which has voting rights under limited circumstances.

 Please see the following page for footnotes.

   Footnotes to stock ownership table on page 6:
   (a) Included are shares of Common Stock as to which beneficial ownership is disclaimed, as follows: Mr. Greenberg, 73; Mr. Lubin, 92;
 Mr. Quinlan, 242; Mr. Rensi, 20,025; Mr. Turner, 32,389; and the Group, 63,155. The disclaimed shares are owned by spouses or in a custodial capacity for children or grandchildren.
   (b) Excluded are 303,316 shares of Common Stock held of record by Messrs. Cantalupo, Lubin, Quinlan, Rensi, Schrage and Turner as members of the 25-member Board of Trustees of Ronald McDonald Children's Charities and 10,000 shares held of record by Mr. McKenna in his capacity as Trustee of the Schwarz Paper Company Profit Sharing Trust.
   (c) Included, pursuant to SEC rules, are shares of Common Stock which may be received on conversion of Preferred Stock, Series B and C (at conversion ratios of .7692 and .8 common share per preferred share, respectively), as follows: Mr. Beavers, 6,515; Mr. Cantalupo, 2,814;
 Mr. Greenberg, 3,030; Mr. Quinlan, 21,885; Mr. Rensi, 2,785; Mr. Schrage, 5,254; Mr. Turner, 6,965; and the Group, 60,326. In order for these shares of Common Stock to be issued to any such person, his shares of Preferred Stock, Series B and C, shown in this table would have to be converted and would therefore no longer be outstanding.
   (d) Included are shares of Common Stock over which the following have voting power pursuant to employee benefit plan provisions, as follows:
 Mr. Beavers, 4,431; Mr. Cantalupo, 1,542; Mr. Greenberg, 1,710;
 Mr. Quinlan, 16,427; Mr. Rensi, 1,520; Mr. Schrage, 3,611; Mr. Turner, 5,002; and the Group, 40,273.
   (e) Included are shares of Common Stock which could have been acquired within 60 days after February 1, 1994, pursuant to stock options in the following amounts: Mr. Beavers, 51,551; Mr. Cantalupo, 183,876;
 Mr. Greenberg, 80,250; Mr. Quinlan, 307,875; Mr. Rensi, 118,517;
 Mr. Schrage, 77,575; Mr. Turner, 100,632; and the Group, 1,178,502.
   (f) Included are shares of Common Stock beneficially owned which are shown under the heading "Beneficial ownership of Common Stock", and common share equivalents which represent accounts in two unfunded plans: the Directors' Deferred Compensation Plan and the Deferred Incentive Plan. These accounts are credited with contributions, dividends and gains and losses as if they had been invested in Common Stock.
   (g) Included are shares of Preferred Stock, Series B and C, over which the following have voting power pursuant to employee benefit plan provisions, in the respective amounts indicated: Mr. Beavers, 2,989 and 4,222; Mr. Cantalupo, 1,040 and 1,469; Mr. Greenberg, 1,154 and 1,630;
 Mr. Quinlan, 11,083 and 15,652; Mr. Rensi, 1,025 and 1,448; Mr. Schrage, 2,436 and 3,440; Mr. Turner, 3,375 and 4,766; and the Group, 27,171 and
 38,374.

 PRINCIPAL SHAREHOLDERS
 The following table sets forth information as of February 1, 1994, with respect to the only persons known to the Company to be the beneficial owners of more than 5% of any class of the Company's stock.

 -------------------------------------------------------------------------
                                                  Amount and
                      Name and address             nature of      Percent
  Title               of beneficial               beneficial           of
  of class            owner(a)                ownership(a,b)        class
 -------------------------------------------------------------------------
  Preferred Stock     Burton D. Cohen,             5,704,667        96.7%
                      Stanley R. Stein, and
                      Paul R. Duncan,
                      as Trustees of the
                      Profit Sharing Program
                      McDonald's Corporation
                      McDonald's Plaza
                      Oak Brook, IL  60521
 -------------------------------------------------------------------------

   (a) Under SEC rules, the Trustees of the Profit Sharing Program, all of whom are Company officers, may be deemed to share with Program participants beneficial ownership of Preferred Stock held in the Program and various related equalization plans for the benefit of such participants.
   (b) Under certain circumstances, the Preferred Stock is convertible into 4,479,740 shares of Common Stock (1.3% of the class). Also, the Trustees may be deemed to be the owners of an additional 12,122,847 shares of Common Stock (3.4% of the class) held for the Program and related equalization plans.


 PROPOSAL ONE.  ELECTION OF DIRECTORS
 ----------------------------------------------------------------------------

 At the 1994 Annual Meeting, in accordance with the Company's Restated Certificate of Incorporation and By-Laws, six Directors are to be elected, each to serve a three-year term until the 1997 Annual Meeting of Shareholders or until their successors are elected and qualified.
   The Company's Restated Certificate of Incorporation currently provides that the Board of Directors shall consist of not less than 11 nor more than 24 members, with the exact number fixed by resolution of the Board. Currently, the number of Directors is 17, and there are two classes of six Directors and one class of five Directors.

 NOMINEES
 The six persons nominated by the Board of Directors for election at the 1994 Annual Meeting are:

                JAMES R. CANTALUPO
                DONALD R. KEOUGH
                MICHAEL R. QUINLAN
                PAUL D. SCHRAGE
                BALLARD F. SMITH
                B. BLAIR VEDDER, JR.

 ------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL SIX
  NOMINEES.
 ------------------------------------------------------------------------

 VOTING INFORMATION FOR PROPOSAL ONE
 A proxy cannot be voted for more than six persons. Unless otherwise directed, the shares represented by the enclosed proxy, when signed and returned to the independent inspectors of election, will be voted "FOR" the election of the six nominees. All elections for Directors shall be decided by a plurality of the votes of the shares of Common and Preferred Stock voting in person or by proxy, and entitled to vote on the election of Directors at the 1994 Annual Meeting. If any nominee becomes unable to serve for any reason (which is not anticipated), the shares represented by the enclosed proxy may be voted for such substituted nominee as may be designated by the Board of Directors, unless before the meeting the directorship has been eliminated by a reduction in the size of the Board.


 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
 ----------------------------------------------------------------------------

 DEAR FELLOW SHAREHOLDERS:
 The Compensation Committee of the Board of Directors is composed entirely of independent, non-employee Directors. The Committee's responsibilities include: (i) developing compensation policies consistent with and linked to the Company's strategies; (ii) assessing the performance of McDonald's executives in developing and executing strategic objectives; and
 (iii) ensuring that compensation is appropriate in light of both individual and Company performance. We are also responsible for approving officers' compensation and recommending the compensation of top management to the Board of Directors, and for overseeing the Company's stock option and incentive plans.

 OUR PHILOSOPHY
 We believe that it is in the best interests of the Company and its shareholders to run the business with a long-term perspective and to reward those who do so. McDonald's record of performance illustrates that this approach has, over time, delivered favorable results to shareholders.
   Accordingly, in making compensation decisions we evaluate management's vision in recognizing opportunities which will benefit the Company and its shareholders over the long term, the strategic plans which are put in place to capitalize on these opportunities, and management's ability to motivate and develop talent to execute these strategies.
   The unique relationship and culture which McDonald's has nurtured among its employees, franchisees and suppliers distinguishes us from other companies. The ability of our management to direct this balance of independent and interdependent entities is also of great importance to enhancing shareholder value over the long term and is therefore a significant factor in compensation decisions.
   McDonald's executive compensation program is designed to attract, energize, reward and retain executive talent that will produce superior results over the long term and enhance the Company's leadership position in a highly competitive global business. Compensation for our executives is based on the following principles:

 -  Pay for performance
    Changes in compensation must be driven by individual and Company performance.

 -  At-risk compensation
    Variable, at-risk compensation - both annual and long-term - should make up a significant part of an executive's compensation, with the percentage of at-risk compensation increasing at increased levels of responsibility.

 -  Stock ownership
    Stock ownership is an important means of fostering a mutual interest between employees and shareholders.

 -  Competitive pay
    Compensation must be competitive with other high-quality companies and with alternative careers in the McDonald's System, such as a McDonald's franchisee or supplier, in order to motivate and retain the talent needed to produce superior results.

   The Committee conducts an overall review of executive compensation annually. We review survey data and information supplied by independent consultants, primarily to determine the competitiveness of McDonald's executive compensation package. We do not, however, seek to position compensation within any particular range. In 1993, the surveys which we reviewed included information about companies comprising the Dow Jones Industrial Average (DJIA), and data compiled by Hewitt & Associates regarding the compensation practices of other multinational companies of similar size to McDonald's which are primarily engaged in food and beverage businesses, headquartered in the Midwest, and with whom we compete for executive talent.

 PERFORMANCE FACTORS
 The Company's executive compensation program consists of base salary, an annual incentive, long-term incentives, and benefits offered to employees generally. At increasing levels of responsibility, compensation becomes weighted more heavily toward variable, at-risk compensation (both annual and long-term incentives) linked to unit and Company performance. The process of setting compensation is not a mechanical one, and our decisions are based on our judgments as well as the performance factors discussed below.
   In setting compensation, we gauge individual performance in many areas, including: the development and execution of strategic plans; the demonstration of leadership qualities and the ability to develop staff; the assumption of additional management responsibilities; and the nature and extent of an individual's contributions throughout the year to programs which have affected the performance of the Company and the System. The performance of an organizational unit is based on its achievement of financial and strategic objectives contained in its annual plan. Company performance criteria are reviewed each year to ensure that they are consistent with the Company's mission and strategies.

 EXECUTIVE COMPENSATION IN 1993
 In making compensation decisions in 1993 we considered management's accomplishments in improving core operating earnings and redirecting strategy. In particular, the Committee was influenced by favorable results in improved market share, return on assets, excellent sales and operating income gains, and double-digit growth in earnings per share and net income.
   Moreover, McDonald's achieved significant progress in its three strategic priorities - enhancing the value message, providing exceptional customer care, and remaining an efficient and quality producer by lowering development and operating costs - while continuing to build its global brand.
   Shareholder returns, with particular emphasis on the long term as well as the short term, are also important considerations. As illustrated in the following graph, over the past ten years McDonald's cumulative total return to shareholders (i.e., price appreciation and reinvestment of dividends) has exceeded the returns for both the DJIA companies as a group and the Standard & Poor's 500 Stock Index (S&P). Returns shown are for years ended December 31.

 TEN-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURNS

 [GRAPH]

 ---------------------------------------------------------------------------
                       83   84   85   86   87   88   89   90   91   92   93
 ---------------------------------------------------------------------------
  MCD                $100  112  177  202  221  245  355  303  400  518  610
  S&P                $100  106  140  166  174  203  268  260  339  364  401
  DJIA companies     $100  110  143  162  171  197  255  260  329  344  383
 ---------------------------------------------------------------------------
 Source: S&P Compustat

 ANNUAL CASH COMPENSATION
 Annual cash compensation for our executives, as for all employees, consists of base salary and an annual incentive under the Target Incentive Plan (TIP).

   The primary factors in setting an executive's base salary, which is subject to adjustment annually, are (in order of importance): the executive's level of responsibility and individual performance, the performance of the Company as a whole, and the Company's position as an industry leader.
   Under the TIP, at the beginning of the year, each executive is assigned a target incentive based upon level of responsibility (the greater the responsibility, the higher the percentage of target incentive to salary). In order to determine his or her annual incentive, this target incentive is initially adjusted by an overall Company performance factor (how well the Company did vs. target). A team performance factor, reflecting the overall results of the organizational unit for which the executive is responsible is then applied, and finally an individual performance factor is applied.
   In 1993, Mr. Quinlan's salary was increased from $880,000 to $980,000, and he was awarded an annual incentive for performance in 1993 of $800,000, compared with $700,000 for the previous year. These increases reflect our assessment of Mr. Quinlan's excellent performance, his emphasis on constructive change, his significant contributions in leading the Company's long-term strategic growth, and his influence on improved results which were reflected in good returns to shareholders.

 LONG-TERM INCENTIVES
 The Committee believes that stock options are presently the best vehicle by which to link employees' interests with those of shareholders, since an optionee, like a shareholder, will realize a benefit only if McDonald's stock price increases.
   Accordingly, at the present time, long-term incentives consist of a broad-based stock option plan. Options granted in 1993 expire in 2003, vest over seven years and have an exercise price equal to the fair market value of the Common Stock on the grant date.
   In establishing guidelines for the size of stock option awards, we consider (in order of importance) level of responsibility, achievement of plan objectives, contributions to the planning process and the Company's accomplishment of major strategic objectives. Awards are dependent primarily upon current individual performance and, to some extent, on potential for influencing future results. We also consider the number of options granted in previous years.
   Based on these factors, with particular emphasis on his continuing leadership in establishing a comprehensive focus on constructive change in long-term strategy, the Committee awarded Mr. Quinlan options to purchase 146,000 shares of Common Stock in 1993.

 PROFIT SHARING
 The Company has never offered a pension plan; rather, eligible employees participate in profit sharing, with contributions linked to the Company's annual financial performance.
   In addition, employees and executives have been encouraged to build stock ownership in McDonald's by allowing investment of their profit sharing accounts in a Common Stock fund and through participation in the two other components of the Profit Sharing Program: McDESOP, a 401(k) plan, and the Leveraged ESOP. Generally, executives participate in the Program on the same terms as eligible, non-executive employees. For all participants, amounts in excess of applicable tax limitations are credited to related equalization plans.

 POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT
 Recently enacted Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain Executive Officers to $1 million, unless specified requirements are met. The Compensation Committee has carefully considered the impact of this new provision in the tax law. At this time, it is the Committee's intention to continue to compensate all officers based on overall performance. We expect that most, if not all, compensation paid to officers will qualify as a tax deductible expense. However, it is possible that at some point in the future, circumstances may cause the Committee to authorize compensation that is not deductible.

 IN CONCLUSION
 The Company's 1993 Annual Report to Shareholders describes McDonald's accomplishments for the year and details the Company's strategies and priorities for the future. We recommend it for your reading.
   This report from the Compensation Committee is intended tol communicate our compensation policies, which we believe are uniquely appropriate for McDonald's. We welcome your comments. You may write to us c/o Shelby Yastrow, Secretary, McDonald's Corporation, McDonald's Plaza, Oak Brook, Illinois 60521.

 Respectfully submitted,


 /s/ Robert N. Thurston
 ---------------------------
 Robert N. Thurston
 Chairman


 /s/ Terry Savage                   /s/ Ballard F. Smith
 ---------------------------        --------------------------
 Terry Savage                       Ballard F. Smith


 COMPARISON OF TOTAL SHAREHOLDER RETURN
 ----------------------------------------------------------------------------

 McDonald's Corporation is unique; accordingly, we do not have readily identifiable investment peers. Our operating characteristics and the marketing of branded products around the world place McDonald's among global food and beverage companies in the minds of many investors. For others, our recognizable brand and the retail nature of our business place McDonald's among global consumer products companies. Also, our strong financial position, growing cash flow, solid international presence and global brand power may cause investors to view McDonald's as a global branded growth company. Finally, our capitalization, trading volume and importance in an industry that is vital to the U.S. economy have resulted in McDonald's inclusion in the DJIA since 1985.
   Although McDonald's is included in published restaurant indices, we believe that a presentation of a performance graph relative to such indices would not be meaningful since by virtue of our size, McDonald's inclusion in the index tends to skew the results. Many of the companies included in these indices only have restaurants in the U.S., while McDonald's has operations in 71 countries and a significant portion of our operating results come from outside the U.S.
   Thus, in the absence of any readily identifiable industry peer group for McDonald's, we believe use of the companies comprising the DJIA as the group for comparison is appropriate. Like McDonald's, many DJIA companies generate meaningful sales and revenues outside the U.S. and some manage global brands. Also, investors who are looking for an investment in blue chip stocks often look at the DJIA as a benchmark.
   The performance graph which follows depicts McDonald's cumulative total shareholder returns (i.e., price appreciation and reinvestment of dividends) relative to the S&P and a group made up of the companies comprising the DJIA (including McDonald's) for the five-year period ended December 31, 1993. Returns shown are for years ended December 31, and for the DJIA companies, returns are weighted for market capitalization as of the beginning of each year.

 As McDonald's business focus and growth opportunities have been and continue to be long term, we believe that the ten-year performance graph on page 10 is more meaningful than the five-year performance graph depicted below.

 FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURNS

 [GRAPH]

 --------------------------------------------------------------
                         88     89     90     91     92     93
 --------------------------------------------------------------
  McDonald's           $100    145    124    163    211    249
  S&P                  $100    132    128    166    179    197
  DJIA companies       $100    129    132    167    174    194
 --------------------------------------------------------------
 Source: S&P Compustat


 EXECUTIVE COMPENSATION
 ----------------------------------------------------------------------------

 SUMMARY COMPENSATION TABLE
 The following table summarizes total compensation earned or paid for services rendered in all capacities by the named Executive Officers during each of the years ended December 31, 1993, 1992 and 1991.

 ----------------------------------------------------------------------------------------------------------------------
                               Annual compensation              Long-term compensation
                            -------------------------   -----------------------------------------
                                                                  Awards                Payouts
                                                        --------------------------    -----------
                                                        Restricted      Securities
 Name and                                                    stock      underlying         LTIP*              All other
 principal position         Year  Salary($)   Bonus($)   awards($)   options(#)(a)    payouts($)   compensation($)(b,c)
 ----------------------------------------------------------------------------------------------------------------------
 Michael R. Quinlan         1993   $980,000   $800,000        0           146,000          0              $299,176
 Chairman of the Board,     1992    880,000    700,000        0           151,000          0               321,355
 Chief Executive Officer    1991    800,000    620,000        0           100,000          0

 Edward H. Rensi            1993    669,983    469,638        0            85,000          0               180,870
 President,                 1992    645,000    405,000        0            66,000          0               205,941
 Chief Executive Officer-   1991    583,000    355,000        0            60,000          0
 U.S.A.

 James R. Cantalupo         1993    631,667    446,446        0            85,000          0               173,862
 President,                 1992    590,000    385,000        0            76,000          0               188,679
 Chief Executive Officer-   1991    533,250    325,000        0            72,000          0
 International

 Jack M. Greenberg          1993   606,833     434,850        0            85,000          0               175,447
 Vice Chairman,             1992   516,000     375,000        0            76,000          0               167,311
 Chief Financial Officer    1991   476,083     284,000        0            60,000          0

 Paul D. Schrage            1993   466,517     262,064        0            36,300          0               116,427
 Senior Executive           1992   444,100     229,000        0            31,000          0               131,890
 Vice President,            1991   426,658     222,200        0            36,000          0
 Chief Marketing Officer
 -------------------------------------------------------------------------------------------------------------------

 *Long-Term Incentive Plan

   (a) The securities underlying the options are shares of Common Stock.
   (b) Represents 1993 Company contributions and allocations to, respectively: (i) the Profit Sharing Program and related equalization plans; (ii) the Deferred Incentive Plan; and (iii) premiums on group term life insurance, as follows: Mr. Quinlan, $159,142, $133,057, and $6,977; Mr. Rensi, $168,774, $7,277, and $4,819; Mr. Cantalupo, $104,186, $65,104,
 and $4,572; Mr. Greenberg, $104,954, $63,423, and $7,070; and Mr. Schrage,
 $79,492, $28,314, and $8,621. Amounts which have been included with respect to the unfunded equalization plans and Deferred Incentive Plan represent the Company's obligation to pay such amounts to participants.
   (c) SEC rules do not require disclosure regarding items in this column for fiscal year 1991.

 STOCK OPTION GRANTS IN 1993
 Options granted to the named Executive Officers were about 7% of the total number of options granted in 1993. All options granted will expire on the tenth anniversary of their respective grant dates and vest over a seven-year period. Option exercise prices were in all cases equal to the fair market value of a share of Common Stock on the date the option was granted. The options have no value unless the Company's stock price appreciates and the recipient continues to be employed until the options vest.
   The following table shows the stock options granted to the named Executive Officers during 1993 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named Executive Officers may eventually realize in future dollars under three hypothetical situations: if the price of Common Stock does not increase, and if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's Common Stock.

 In ten years one share of Common Stock valued at $52.50 today would be worth $85.52, assuming the hypothetical 5% compounded growth rate, or $136.19, assuming the hypothetical 10% compounded growth rate.

 Also included in this table is the increase in value to all common shareholders using the same assumed rates of appreciation.
   Another way to look at this is to express the value of these options at expiration in today's dollars by applying a present value approach to the hypothetical appreciation rates. These results are shown in the last two columns of the table.

 ---------------------------------------------------------------------------------------------------------------------
                                        Individual grants
                       --------------------------------------------------
                           Number of   % of total                                  Potential realizable value at
                          securities      options                                  assumed rates of stock price
                          underlying   granted to   Exercise                       appreciation for option term(b)
                             options    employees      price   Expiration       -------------------------------------
  Name                 granted(#)(a)      in 1993     ($/Sh)         date         0%           5%             10%
 --------------------------------------------------------------------------------------------------------------------
  Michael R. Quinlan         6,000          0.1%     $50.250       2/2/03         $0    $     189,612   $     480,513
                           140,000          2.3       52.500      3/16/03          0        4,622,376      11,714,007

  Edward H. Rensi           85,000          1.4       52.500      3/16/03          0        2,806,442       7,112,076
  James R. Cantalupo        85,000          1.4       52.500      3/16/03          0        2,806,442       7,112,076
  Jack M. Greenberg         85,000          1.4       52.500      3/16/03          0        2,806,442       7,112,076
  Paul D. Schrage           36,300          0.6       52.500      3/16/03          0        1,198,516       3,037,275
 --------------------------------------------------------------------------------------------------------------------
 Increase in value to all common shareholders(d)                                   0    $11.8 billion   $29.8 billion
 ---------------------------------------------------------------------------------------------------------------------

 -------------------------------------------------------------------
                                       Present value at assumed
                                          rates of stock price
                                           appreciation(b,c)
                                   ---------------------------------
                                         5%                 10%
                                   ---------------------------------
 Michael R. Quinlan                 $    97,204       $     246,333
                                      2,450,929           6,211,135

 Edward H. Rensi                      1,488,064           3,771,046
 James R. Cantalupo                   1,488,064           3,771,046
 Jack M. Greenberg                    1,488,064           3,771,046
 Paul D. Schrage                        635,491           1,610,459
 -------------------------------------------------------------------
 Increase in value to all
 common shareholders(d)            $6.2 billion       $15.8 billion
 -------------------------------------------------------------------

   (a) The securities underlying the options are shares of Common Stock.
   (b) Calculated over a ten-year period, representing the life of the options.
   (c) Calculated assuming an investment in a ten-year, zero coupon U.S. Treasury note made at the time the options were granted (6.91% on 2/2/93 and 6.55% on 3/16/93).
   (d) Calculated using a Common Stock price of $52.50, the closing market price on 3/16/93, which is the exercise price of substantially all of the options granted in 1993, and the total weighted average number of common shares outstanding for 1993.

 AGGREGATED OPTION EXERCISES IN 1993 AND FISCAL YEAR-END OPTION VALUES TABLE The following table shows information concerning the exercise of stock options by each of the named Executive Officers during 1993, and the value of all remaining exercisable and unexercisable options at December 31, 1993, on a pre-tax basis.

 -----------------------------------------------------------------------------------------------
                                                                   Number of
                                                                  securities           Value of
                                                                  underlying        unexercised
                                                                 unexercised       in-the-money
                                                                  options at         options at
                                                              12/31/93(#)(b)     12/31/93($)(c)
                                                              --------------     --------------
                         Shares acquired             Value     Exercisable/       Exercisable/
 Name                     on exercise(#)    realized($)(a)    unexercisable      unexercisable
 -----------------------------------------------------------------------------------------------
 Michael R. Quinlan                0                   0           271,375/        $8,124,247/
                                                                   413,125          6,270,145

 Edward H. Rensi                   0                   0            97,267/         2,823,695/
                                                                   233,375          3,725,893

 James R. Cantalupo           10,126            $475,553           162,626/         4,724,806/
                                                                   264,500          4,450,569

 Jack M. Greenberg            30,500             941,159            59,000/         1,276,531/
                                                                   223,500          3,209,001

 Paul D. Schrage                   0                   0            68,500/         1,997,086/
                                                                   111,800          1,855,712
 ----------------------------------------------------------------------------------------------

   (a) Calculated by subtracting the exercise price from the market value of the Common Stock as of the exercise date.
   (b) The securities underlying the options are shares of Common Stock.
   (c) Calculated using the market value of the Common Stock at December 31, 1993 ($57.00 per share) less the per share option exercise price multiplied by the number of exercisable or unexercisable options, as the case may be.


 [PHOTO OF ADVISORY DIRECTORS]


 Advisory Directors are appointed by the Board of Directors each year to serve in a non-voting capacity. They present management's perspective on matters of interest to the Board. Advisory Directors for the past year are (pictured left to right): Raymond C. Mines, Jr., Senior Vice President, Zone Manager; Clifford H. Raber, Vice President; Michael L. Conley, Senior Vice President, Controller; and Charles H. Bell, Managing Director, CEO, McDonald's Australia, Ltd.


 OTHER INFORMATION
 ----------------------------------------------------------------------------

 COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. The Company believes that during the period from January 1, 1993 through December 31, 1993, its Executive Officers and Directors complied with all applicable Section 16(a) filing requirements, except that two Directors each inadvertently filed one of their reports late, as follows: Mr. Keough's Initial Statement of Beneficial Ownership on Form 3; and Mr. Lubin's 1992 Statement of Changes in Beneficial Ownership on Form 5 showing four quarterly acquisitions of Common Stock pursuant to the Dividend Reinvestment Plan. This conclusion is based solely on a review of the copies of such forms furnished to the Company in accordance with SEC regulations and certain written representations received by the Company.

 RELATED PARTY TRANSACTIONS
 In 1993, the Company and its subsidiaries purchased approximately $2.8 million worth of products (principally premiums and gift items) from Group II Communications, Inc., comprising more than 5% of Group II's gross revenues for its last fiscal year. Mr. McKenna, a Director of the Company, is the holder of 51% of the stock of Group II. The Company believes that such purchases were made on terms at least as favorable as would have been available from other parties and expects to continue its dealings with Group II in 1994 on similar terms.
   In 1993, as part of its ongoing share repurchase program and primarily in connection with stock option exercises, the Company purchased shares of Common Stock, in each case at the New York Stock Exchange composite closing price on the date of purchase, from Directors and Executive Officers at the following prices: Michael L. Conley, $147,431; Thomas S. Dentice, $221,942; Patrick J. Flynn, $352,625; and
 Jack M. Greenberg, $876,409. Messrs. Conley, Dentice and Greenberg acquired these shares within two years prior to their sales through the exercise of options at the following prices, respectively: $25,939, $75,565, and $378,081.

 1995 ANNUAL MEETING -
 RECEIPT OF SHAREHOLDER PROPOSALS
 Any shareholder proposal must be submitted in writing to the Secretary of the Company at McDonald's Plaza, Oak Brook, Illinois 60521 and received by December 15, 1994, if it is to be considered for inclusion in the Company's 1995 proxy materials.

 AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
 The Company will provide, without charge, a copy of McDonald's
 Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 (including any financial statements and schedules, and a list describing any exhibits not contained therein) upon written request addressed to the Shareholder Services Center, McDonald's Corporation, Kroc Drive, Oak Brook, Illinois 60521. The exhibits to the 10-K are available upon payment of charges which approximate the Company's cost of reproduction.


 PROPOSAL TWO.  SHAREHOLDER PROPOSAL
 ----------------------------------------------------------------------------

 The Sinsinawa Dominicans, Inc. and three co-filers advised the Company that they intend to present the shareholder proposal set forth below at the 1994 Annual Meeting. The names, addresses and share ownership of the proponents will be furnished to any person upon request to the Company. The Board of Directors recommends a vote "AGAINST" this proposal.

 SHAREHOLDER PROPOSAL AND SUPPORTING STATEMENT
 "WHEREAS WE BELIEVE: The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;
   Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;
   Standardized environmental reports will provide shareholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.
   AND WHEREAS: The Coalition for Environmentally Responsible Economies (CERES) - which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts-consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies have endorsed the CERES Principles-including the Sun Company, a Fortune-500 company-to demonstrate their commitment to public environmental accountability.
   In endorsing the CERES Principles, a company commits to work toward:

  1. Protection of the biosphere
  2. Sustainable use of natural resources
  3. Waste reduction and disposal
  4. Energy conservation
  5. Risk reduction
  6. Safe products and services
  7. Environmental restoration
  8. Informing the public
  9. Management commitment
 10. Audits and reports

   The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston MA 02110, tel: 617/451-0927.
   Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop (a) standards for environmental performance and disclosure; (b) appropriate goals relative to these standards; (c) evaluation methods and tools for measurement of progress toward these goals; and (d) a format for public reporting of this progress.
   We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.
      RESOLVED: Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact.

 SUPPORTING STATEMENT
 We invite the Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually completing the CERES Report. Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.
   We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact."

 THE BOARD'S RECOMMENDATION
 McDonald's places the highest priority on protecting the environment. We are not in disagreement with the spirit of the proposal. We realize that in today's world a business leader must be an environmental leader as well - analyzing the various aspects of its business in terms of their impact on the environment, encouraging sound environmental practices, and establishing procedures for accountability. These are the primary objectives of both the CERES Principles and McDonald's environmental programs. However, we have a difference of opinion about the best way to accomplish these objectives.

 McDonald's is committed to undertaking specific, practical and effective activities which make sense in the context of our business and, to that end, in 1991 adopted a set of environmental principles specifically tailored to our business. It makes no sense to add or substitute the CERES Principles which mandate a generalized approach meant to apply to any and every industry.

   Our environmental policies and programs are designed to focus our efforts where they can do the most good. To accomplish our objectives we support partnerships and public education. For instance, in 1993 McDonald's joined The Paper Task Force organized by the Environmental Defense Fund (EDF) and participated in the U.S. Environmental Protection Agency's Voluntary Green Lights Program. We teamed up with Conservation International and Clemson University to restore degraded land and protect rain forests in Central America. Also, we sponsored a Youth Environmental Summit in New Zealand; and in the U.S. and international markets, Ronald McDonald teaches "You & Me and Ecology". Moreover, McDonald's has achieved environmental leadership and established public accountability through our Waste Reduction Plan, formulated with the EDF to reduce solid wastes in all aspects of our business, and other environmental programs, such as the McRecycle USA program through which we have purchased almost $900 million of recycled products.
   McDonald's environmental efforts have led to the following most recent distinctions and awards:

 - In 1993, ranked number one by Roper's Green Gauge Consumer Survey of environmental reputation and Cambridge Research International for environmental performance

 - The Society for the Advancement of Management's 1993 Corporate Social Responsibility Award for the McRecycle USA program

 -  In 1993, the Institute of Packaging Professionals' Ameristar
    Environmental Award and the World Packaging Organization's World Star Award for our new Big Mac container which uses 40% recycled paper

   We are concerned that by committing to comply with a generalized set of principles, many of which have little or no applicability to our business, our energies and resources will become so dispersed that we will be unable to sustain the focus that has allowed us to make such positive, measurable strides in environmental matters. Furthermore, we find the CERES Principles, though well-intentioned, to be ambiguous. For example, the Principles require completion of an environmental audit and report. However, no generally accepted environmental audit standards exist and most of the CERES report form does not relate to our business.
     If you would like more information on our environmental accomplishments, please write to us at Shareholder Services Center, McDonald's Corporation, Kroc Drive, Oak Brook IL 60521 or call 1-708-575-7428.

 --------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST"
  PROPOSAL TWO.
 --------------------------------------------------------------------

 VOTING INFORMATION FOR PROPOSAL TWO
 The affirmative vote of the holders of a majority of the issued and outstanding shares of Common and Preferred Stock represented at the 1994 Annual Meeting and entitled to vote on this proposal is required to approve Proposal Two.

 GENERAL INFORMATION ABOUT THE ANNUAL MEETING
 ----------------------------------------------------------------------------

 PROXY SOLICITATION
 This Proxy Statement and the accompanying proxy and voting instruction card are being furnished to shareholders of the Company beginning on April 14, 1994 in connection with the solicitation of proxies by the Board of Directors to be used in voting at the Annual Meeting of Shareholders on May 27, 1994, and any adjournment thereof.
   The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. The Company has retained
 D.F. King & Co., Inc. to solicit proxies on behalf of the Board at a fee estimated to be $18,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by certain employees and Directors of the Company by mail, by telephone, or personally, without compensation apart from their normal salaries.

 RECORD DATE AND VOTING AT THE ANNUAL MEETING
 Shareholders of record owning Common or Preferred Stock (except Series E Preferred Stock) at the close of business on March 28, 1994, are entitled to vote at the 1994 Annual Meeting. On that date there were 353,850,277 shares of Common Stock and 5,877,420 shares of Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock and each share of Preferred Stock (except Series E Preferred Stock) is entitled to one vote upon each matter presented at the Annual Meeting.
   A proxy may be revoked by voting in person at the Annual Meeting, by written notice to the Company's Secretary, or by delivery of a later-dated proxy, in each case prior to the closing of the polls for voting at the Annual Meeting. A proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Proxies which are signed and returned will be voted for the slate of six Directors proposed by the Board, unless authority to vote for the election of Directors (or for any one or more nominees) is withheld, and will be voted in opposition to the shareholder proposal if no contrary instructions are given. The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders before the Annual Meeting, except as set forth in this Proxy Statement. However, if any such matters properly come before the Annual Meeting, it is understood that the proxy holders are fully authorized to vote thereon in accordance with their judgment and discretion.
   All votes cast by proxy or in person at the Annual Meeting will be tabulated by First Chicago Trust Company of New York (First Chicago) which has been appointed independent inspector of election for the 1994 Annual Meeting and will determine whether or not a quorum is present. With respect to the election of Directors, First Chicago will treat votes withheld as shares that are present for purposes of determining a quorum. Since a plurality is required to elect Directors, the six persons receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to the shareholder proposal or any other matter properly brought before the meeting, First Chicago will treat abstentions as shares that are present and entitled to vote for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for adoption, abstentions will have the effect of a vote against adoption. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for quorum purposes but not as shares entitled to vote with respect to that matter. Accordingly, broker non-votes will have no effect on such a matter.
   A list of shareholders of record entitled to vote at the Annual
 Meeting will be available for inspection by any shareholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the meeting at the Company's office at McDonald's Plaza, Oak Brook, Illinois 60521.

 CONFIDENTIAL VOTING
 It is the Company's policy to protect the confidentiality of shareholder votes throughout the voting process. In this regard, the vote of any shareholder will not be disclosed to the Company, its directors, officers or employees, except to meet legal requirements and to assert or defend claims for or against the Company; and except in those limited circumstances where (i) a proxy solicitation is contested; (ii) a shareholder writes comments on a proxy card; or (iii) a shareholder requests disclosure. Both the tabulators and inspectors of election have been and will remain independent of the Company.
   Nothing in this policy prohibits shareholders from disclosing the nature of their votes to the Company, its directors, officers or employees, or impairs voluntary communication between the Company and its shareholders, nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

 AUDITORS
 The Board of Directors has appointed Ernst & Young as independent auditors to examine the consolidated financial statements of the Company for the year ending December 31, 1994. Ernst & Young audited such statements for the year ended December 31, 1993, and a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement, if the firm elects to do so, and to respond to appropriate questions from shareholders.

 HOME OFFICE
 McDonald's Corporation
 McDonald's Plaza
 Oak Brook IL 60521
 1-708-575-3000

 DEFINITIONS
 As used in this Proxy Statement the following terms have the following meanings:

 Common Stock means
 McDonald's Corporation Common Stock

 Preferred Stock means
 McDonald's Corporation Preferred Stock, including
 Series B, C, D and E, as the case may be

 SEC means
 Securities and Exchange Commission

 1975 Option Plan means
 McDonald's Corporation 1975 Stock Ownership
 Option Plan

 1992 Incentive Plan means
 McDonald's 1992 Stock Ownership Incentive Plan

 Deferred Incentive Plan means
 McDonald's Corporation Deferred Incentive Plan

 Profit Sharing Program means
 McDonald's Corporation Profit Sharing Program

 The following trademarks used herein are owned by McDonald's Corporation:
 McDonald's, Egg McMuffin, Big Mac, Happy Meal, Ronald McDonald, You & Me And Ecology, McRecycle USA.

 Copyright 1994 McDonald's Corporation
 MCD 4-2223

 Printed on Recycled Paper
 15% post-consumer content
 85% pre-consumer content



 APPENDIX

 Photographs of each Director and Nominated Director appear in the Board of Directors section herein.

 Photograph of the Advisory Directors appear in the Executive Compensation section herein.



 [FRONT SIDE OF PROXY AND VOTING INSTRUCTION CARD
 FOR NON-EMPLOYEE SHAREHOLDERS]

                                                      McDONALD'S CORPORATION
                                                            McDonald's Plaza
              PROXY AND VOTING INSTRUCTION CARD          Oak Brook, IL 60521

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF McDONALD'S CORPORATION.

 McDONALD'S 1994 ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT THE LODGE ON McDONALD'S OFFICE CAMPUS, KROC DRIVE AND RONALD LANE, OAK BROOK, ILLINOIS, AT 10:00 A.M. (CENTRAL TIME) ON MAY 27, 1994. This Proxy and Voting Instruction Card will cover the voting of all shares of Common and Preferred Stock of McDonald's Corporation which you are entitled to vote or to direct the voting of, including those in the Dividend Reinvestment Plan and the System Stock Purchase Plan.

 YOUR VOTE IS IMPORTANT. Please consider the issues discussed in the Proxy Statement and sign, date, and return this card in the enclosed envelope.

      Detach Here
 --------------------------------------------------------------------------
                                                                       9823

 The undersigned, revoking any proxy previously given, appoint(s) Michael R. Quinlan and Shelby Yastrow, or either of them, as proxies with full power of substitution to vote as directed all shares the undersigned is entitled to vote at the 1994 Annual Meeting of Shareholders of McDonald's Corporation and AUTHORIZE(S) EACH TO VOTE AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, or any adjournment thereof. IF NO VOTING INSTRUCTIONS ARE GIVEN ON THIS CARD, MY (OUR)
 SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "AGAINST"
 PROPOSAL 2.


 Check box to vote your shares
 with the Board's recommendation.     /  /

 If you do not check the box above, indicate your vote below.

 The Board has nominated and recommends
 a vote FOR:  James R. Cantalupo, Donald R. Keough,
 Michael R. Quinlan, Paul D. Schrage, Ballard F. Smith and B. Blair Vedder, Jr.

                               FOR ALL NOMINEES       WITHHOLD
                               EXCEPT AS WRITTEN      AS TO ALL
                               ON THE LINE BELOW      NOMINEES

 1.  Election of Directors           /  /               /  /


 -----------------------------------------------


 The Board recommends a vote AGAINST Proposal 2.

                               FOR       AGAINST     ABSTAIN

 2.  Shareholder-proposed
     CERES Principles          /  /       /  /        /  /


 /  /   COMMENTS:  Check here and write comments on reverse side.

 /  /   Check here to waive confidential voting.


 PLEASE SIGN AS YOUR NAME(S) APPEAR(S) ABOVE AND RETURN THIS PROXY PROMPTLY. If signing for a corporation or partnership, or as agent, attorney, or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

 X
  ------------------------------

 X                                  Date
  ------------------------------       ----------------, 1994


 [REVERSE SIDE OF PROXY AND VOTING INSTRUCTION CARD
 FOR NON-EMPLOYEE SHAREHOLDERS]


 COMMENTS
         ------------------------------------------------------------------
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------



 [FRONT SIDE OF PROXY AND VOTING INSTRUCTION CARD
 FOR EMPLOYEE SHAREHOLDERS]

                                                      McDONALD'S CORPORATION
                                                            McDonald's Plaza
              PROXY AND VOTING INSTRUCTION CARD          Oak Brook, IL 60521

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF McDONALD'S CORPORATION.

 McDONALD'S 1994 ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT THE LODGE ON McDONALD'S OFFICE CAMPUS, KROC DRIVE AND RONALD LANE, OAK BROOK, ILLINOIS, AT 10:00 A.M. (CENTRAL TIME) ON MAY 27, 1994. This Proxy and Voting Instruction Card will cover the voting of all shares of Common and Preferred Stock of McDonald's Corporation which you are entitled to vote or to direct the voting of, including those in the Dividend Reinvestment Plan, the System Stock Purchase Plan and, unless you provide different voting instructions on the reverse of this card, McDonald's employee benefit plans.

 YOUR VOTE IS IMPORTANT. Please consider the issues discussed in the Proxy Statement and sign, date, and return this card in the enclosed envelope.

      Detach Here
 --------------------------------------------------------------------------
                                                                       9823

 The undersigned, revoking any proxy previously given, appoint(s) Michael R. Quinlan and Shelby Yastrow, or either of them, as proxies with full power of substitution to vote as directed all shares the undersigned is entitled to vote at the 1994 Annual Meeting of Shareholders of McDonald's Corporation and AUTHORIZE(S) EACH TO VOTE AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, or any adjournment thereof. IF NO VOTING INSTRUCTIONS ARE GIVEN ON THIS CARD, MY (OUR)
 SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "AGAINST"
 PROPOSAL 2.

 EMPLOYEES:  Please see message on reverse side

 Check box to vote your shares
 with the Board's recommendation.     /  /

 If you do not check the box above, indicate your vote below.

 THE BOARD HAS NOMINATED AND RECOMMENDS
 A VOTE FOR:  James R. Cantalupo, Donald R. Keough,
 Michael R. Quinlan, Paul D. Schrage, Ballard F. Smith and B. Blair Vedder, Jr.

                               FOR ALL NOMINEES       WITHHOLD
                               EXCEPT AS WRITTEN      AS TO ALL
                               ON THE LINE BELOW      NOMINEES

 1.  Election of Directors           /  /               /  /


 -----------------------------------------------


 THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 2.

                               FOR       AGAINST     ABSTAIN

 2.  Shareholder-proposed
     CERES Principles          /  /       /  /        /  /


 /  /     COMMENTS:  Check here and write comments on reverse side.

 /  /     Check here to waive confidential voting.


 PLEASE SIGN AS YOUR NAME(S) APPEAR(S) ABOVE AND RETURN THIS PROXY PROMPTLY. If signing for a corporation or partnership, or as agent, attorney, or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

 X
  ------------------------------

 X                                  Date
  ------------------------------       ----------------, 1994


 [REVERSE SIDE OF PROXY AND VOTING INSTRUCTION CARD
 FOR EMPLOYEE SHAREHOLDERS]

 INFORMATION FOR McDONALD'S EMPLOYEES ONLY:

 Your vote on the front of this card directs the trustees of the Profit Sharing Program, the Stock Sharing Plan and various Equalization Plans (collectively referred to as the "Plans") to vote the shares credited to your accounts under the Plans. When you vote these shares, you should consider your own long-term best interests as a Plan participant.

 You are also directing the trustees to vote shares held in the Plans (except the Stock Sharing Plan) that have not been voted and shares that have not yet been credited to participants' accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other participants.

 If you want to vote the Plan shares you own or the shares you are voting for other Plan participants DIFFERENTLY from the way you voted on the front of this card, please check the "COMMENT" box on the front and mark your direction below.

 Your directions will be kept confidential by First Chicago Trust Company of New York, the independent inspectors of election.

 --------------------------------------------------------------------------

 IF YOU WISH TO VOTE ALL SHARES IN THE SAME WAY, YOU DO NOT NEED TO COMPLETE THE SECTION BELOW, SIMPLY FOLLOW THE VOTING INSTRUCTIONS ON THE FRONT OF THE CARD, THEN SIGN AND RETURN THE CARD IN THE ENCLOSED ENVELOPE.

 The Board recommends a vote FOR all nominees and AGAINST Proposal 2.

                                                       PLAN SHARES NOT YET
                       PLAN SHARES OWNED               CREDITED OR UNVOTED

                 FOR ALL NOMINEES    WITHHOLD     FOR ALL NOMINEES    WITHHOLD
                 EXCEPT AS WRITTEN   AS TO ALL    EXCEPT AS WRITTEN   AS TO ALL
                 ON THE LINE BELOW   NOMINEES     ON THE LINE BELOW   NOMINEES

 1. Election
    of Directors       -----          -----              -----          -----

                       --------------------              --------------------


                       FOR     AGAINST   ABSTAIN   FOR    AGAINST  ABSTAIN
 2. Shareholder-
    proposed CERES
    Principles         -----    -----     -----    -----   -----    -----


 COMMENTS
         ------------------------------------------------------------------
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------
 --------------------------------------------------------------------------



 [FRONT SIDE OF PROXY AND VOTING INSTRUCTION CARD
 FOR STREET NAME SHAREHOLDERS]

                                                      McDONALD'S CORPORATION
                                                            McDonald's Plaza
              PROXY AND VOTING INSTRUCTION CARD          Oak Brook, IL 60521

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF McDONALD'S CORPORATION.

 The undersigned, revoking any proxy previously given, appoint(s)
 Michael R. Quinlan and Shelby Yastrow, or either of them, as proxies with full power of substitution to vote as directed all shares the undersigned is entitled to vote at the 1994 Annual Meeting of Shareholders of McDonald's Corporation and AUTHORIZE(S) EACH TO VOTE AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING, or any adjournment thereof. McDONALD'S 1994 ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT THE LODGE ON McDONALD'S OFFICE CAMPUS, KROC DRIVE AND RONALD LANE, OAK BROOK, ILLINOIS, AT 10:00 A.M. (CENTRAL TIME) ON MAY 27, 1994.

 IF NO VOTING INSTRUCTIONS ARE GIVEN ON THIS CARD, MY (OUR) SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "AGAINST" PROPOSAL 2.



 [REVERSE SIDE OF PROXY AND VOTING INSTRUCTION CARD
 FOR STREET NAME SHAREHOLDERS]

 YOUR VOTE IS IMPORTANT.
 PLEASE SIGN AND RETURN THIS CARD.


 Check box to vote your shares
 with the Board's recommendation.     /  /

 If you do not check the box above, indicate your vote below.

 THE BOARD HAS NOMINATED AND RECOMMENDS
 A VOTE FOR:  James R. Cantalupo, Donald R. Keough,
 Michael R. Quinlan, Paul D. Schrage, Ballard F. Smith and B. Blair Vedder, Jr.

                               FOR ALL NOMINEES       WITHHOLD
                               EXCEPT AS WRITTEN      AS TO ALL
                               ON THE LINE BELOW      NOMINEES

 1.  Election of Directors           /  /               /  /


 -----------------------------------------------


 The Board recommends a vote AGAINST Proposal 2.

                               FOR       AGAINST     ABSTAIN

 2.  Shareholder-proposed
     CERES Principles          /  /       /  /        /  /


 PLEASE SIGN AS YOUR NAME(S) APPEAR(S) ABOVE AND RETURN THIS PROXY PROMPTLY. If signing for a corporation or partnership, or as agent, attorney, or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

 X
  ------------------------------

 X                                  Date
  ------------------------------       ----------------, 1994